EXHIBIT 3.2

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ST. JUDE MEDICAL, LLC

(f/k/a Vault Merger Sub, LLC)

January 4, 2017

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of St. Jude Medical, LLC, f/k/a Vault Merger Sub, LLC (the “Company”) is entered into by the sole member, Abbott Laboratories, an Illinois corporation (the “Member”), effective as of the date set forth above.

WHEREAS, the Company was formed as a limited liability company on April 26, 2016, by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware (the “Certificate of Formation”) pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Act”); and

WHEREAS, the Member agrees that the membership in and management of the Company shall be governed by the terms set forth in this Agreement.

NOW, THEREFORE, the Member agrees as follows:

1.              Name.  The name of the limited liability company is St. Jude Medical, LLC.  The Company may do business under that name and, as permitted by applicable law, under any other name determined from time to time by the Board of Directors (as defined below).

2.              Purpose.  The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3.              Term.  The term of the Company commenced on the date set forth in the Certificate of Formation of the Company and shall continue until the Company is dissolved pursuant to the provisions of Section 10.

4.              Principal Business Office.  The principal office of the Company shall be at such place as the Board of Directors may determine from time to time.

5.              Registered Agent and Office.  The registered agent of the Company for service of process and the registered office of the Company shall be that person and location reflected in the Certificate of Formation.  In the event that the registered agent ceases to act as such for any reason or the registered office shall change, the Board of Directors shall designate a replacement registered agent or file a notice of change of address, as the case may be.

6.              Certificate of Formation.  The Company was formed on April 26, 2016 pursuant to provisions of the Delaware Limited Liability Company Act (the “Act”).

7.              Membership Interests.  There shall be only one class of limited liability company interests (“Common Units”).  There shall initially be outstanding 100 Common Units.

8.              Member.  The name, mailing address and percentage interest of the Member are as follows.  The receipt by the Company of cash and/or a note in the amount of $1.00 in respect of its percentage interest from the Member is hereby acknowledged.

Name	Address	Agreed Value of Capital Contribution	Percentage Interest

Abbott Laboratories	100 Abbott Park Road Abbott Park, Illinois 60064-6400	$1.00	100% (100 Common Units)

9.              Management of the Company.

(a)         Except to the extent otherwise expressly provided in this Agreement or required by the Act or other applicable law, the management, operation and control of the Company and its affairs shall be vested in a Board of Directors composed of the persons described in Section 9(c) (the “Board of Directors”).  All powers of the Company, for which approval of the Member to the exercise thereof is not expressly required by this Agreement, the Act or other applicable Law, shall be exercised under the authority of, and the business and affairs of the Company (including those related to the Company’s assets) shall be managed by, or under the direction and control of, the Board of Directors in a manner consistent with the terms, provisions and conditions of this Agreement and the Act.  The acts of the Board of Directors in carrying on the affairs and activities of the Company (and the management, operation and control thereof and of the Company’s assets) as authorized herein shall bind the Company.  Each member of the Board of Directors shall be a “manager” of the Company within the meaning of the Act.

(b)         Members of the Board of Directors shall have the responsibilities and authority with respect to the management of the business and affairs of the Company analogous to the responsibilities and authority of the members of the board of directors of a Delaware corporation.  As is the case with a Delaware corporation, the Company may employ officers and agents to manage the day-to-day operations of the Company, subject to the direction and supervision of the Board of Directors.  Without limiting the generality of the foregoing, the Board of Directors has the right, power and authority, without the approval of the Member, to cause the Company to (i) authorize by written action any person to enter into and perform any agreement on behalf of the Company, (ii) appoint one or more officers with such titles and duties and powers as the Board of Directors may determine and (iii) appoint individuals, with such titles as the Board of Directors may select, as employees or officers of the Company to act on behalf of the Company, with such power and authority as the Board of Directors may delegate from time to time to any such person.  Any such persons, officers and employees designated by the Board of Directors to act on behalf of the Company may be appointed or removed by the Board of Directors at any time and from time to time, with or without cause.

(c)          The exact number of directors shall initially be one and may thereafter be fixed from time to time by the Board of Directors or by the Member.  Directors shall be elected at the annual meeting of the Member, and each director shall be elected to serve until his or her successor shall be elected and shall qualify.  The initial member(s) of the Board of Directors shall be as follows and shall serve until the earlier of his or her death, resignation or removal by the Member of the Company, with or without cause:

Brian B. Yoor

(d)         Any director may resign at any time.  Such resignation shall be made in writing, and shall take effect at the time specified therein, and if no time be specified, at the time of its receipt by the Chairman of the Board, the President or the Secretary.  The acceptance of a resignation shall not be necessary to make it effective.

(e)          If the office of any director becomes vacant, the remaining directors in the office, though less than a quorum, by a majority vote, or the Member may appoint any qualified person to fill such vacancy, who shall hold office for the unexpired term and until his or her successor shall be duly chosen.  If the office of any director becomes vacant and there are no remaining directors, the Member may appoint any qualified person to fill such vacancy, who shall hold office for the unexpired term and until his or her successor shall be duly chosen.

(f)           Except as hereinafter provided, any director or directors may be removed either for or without cause at any time by the Member at an annual meeting or a special meeting called for such purpose or by action by written consent pursuant to Section 9(h).

(g)          A majority of the Board of Directors shall constitute a quorum for the transaction of business.  If at any meeting of the Board of Directors there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum is obtained, and no further notice thereof need be given other than by announcement at the meeting which shall be so adjourned.  The vote of the majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

(h)         Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof and any action required or permitted to be taken by the Member may be taken without a meeting if a written consent thereto is signed by all members of the Board of Directors or of such committee or the Member, as the case may be.

10.       Dissolution; Liquidation.  (a) The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following:  (i) the written consent of the Member; or (ii) any other event or circumstance giving rise to the dissolution of the Company under the Act, unless the Company’s existence is continued pursuant to the Act.

(b) Upon dissolution of the Company, the Company shall immediately commence to wind up its affairs and the Board of Directors shall promptly liquidate the business of the Company.  During the period of the winding up of the affairs of the Company, the rights and obligations of the Board of Directors under this Agreement shall continue.

(c) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied as follows:  (i) first, to creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof); and (ii) thereafter, to the Member.

(d) Upon the completion of the winding up of the Company, the Board of Directors or Member shall file a certificate of dissolution in accordance with the Act.

11.       Capital Contributions.  The Member shall have the right, but not the obligation, to make additional capital contributions to the Company at the times and in the amounts determined by the Member.

12.       Distributions.  Distributions may be made to the Member at the times and in the aggregate amounts determined by the Board of Directors.  Anything to the contrary contained herein notwithstanding, the Company and the Board of Directors on behalf of the Company shall not make a distribution to the Member on account of the interest of the Member in the Company if such distribution would violate § 18-607 of the Act or any other applicable law.

13.       Assignments.  The Member shall be permitted to transfer all or any portion of its interest in the Company to any person or entity.

14.       Resignation.  The Member may resign at any time permitted by the Act.

15.       Admission of Additional Members.  One or more additional members of the Company may be admitted to the Company with the written consent of the Member.

16.       Liability of the Member.  Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

17.       Exculpation.  (a) None of the Member, current or former members of the Board of Directors, current or former officers, employees or agents of the Company, any authorized person, nor any of their respective affiliates, directors, trustees, members, officers, controlling persons or employees (each, a “Covered Person”), shall be liable to the Company or the Member for any loss, liability, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company.  Whenever in this Agreement a Covered Person is permitted or required to make decisions in good faith, the Covered Person shall act under such standard and shall not be subject to any other or different standard imposed by this Agreement or any relevant provisions of law or in equity or otherwise.

(b)  A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any person or entity as to matters the Covered Person reasonably believes are within such person’s or entity’s professional or expert competence.

(c)  If the Act hereafter is amended to authorize the further elimination or limitation of the liability of any Covered Persons (including, but not limited to, with respect to fiduciary duties as described in Section 18, below), then the liability of such Covered Persons shall be eliminated or limited to the fullest extent permitted by the Act, as amended.

18.       Fiduciary Duty.  To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to the Member, a Covered Person acting under this Agreement shall not be liable to the Company or to the Member for such Covered Person’s good faith reliance on the provisions of this Agreement.  The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.

19.       Indemnification and Insurance.  (a) Right to Indemnification.  Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Company (including, for purposes of this Section 19, any domestic or foreign corporation that was a predecessor of the Company in a merger or other transaction in which the predecessor’s existence ceased upon consummation of the transaction) or is or was serving at the request of the Company or the Board of Directors as a manager, member of a committee of the Board of Directors, director or officer, employee or agent of the Company or another company, corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, penalties, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a manager, director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors.  The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Act requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise.  The Company may, by action of the Board of Directors, provide indemnification to other persons with the same scope and effect as the foregoing indemnification.

(b)                                 Right of Claimant to Bring Suit.  If a claim under paragraph (a) of this Section is not paid in full by the Company within thirty days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim.  It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the Act for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Company.  Neither the failure of the Company (including its Board of Directors, independent legal counsel, or its Member(s)) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Act, nor an actual determination by the

Company (including its Board of Directors, independent legal counsel, or its Member(s)) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c)                                  Non Exclusivity of Rights.  The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Agreement, other agreement, action of the Board of Directors or otherwise.

(d)                                 Insurance.  The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another company, corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Act.

(e)                                  Reimbursement to witness.  The Company shall reimburse expenses including attorneys’ fees and disbursements, incurred by a person in connection with an appearance as a witness in a proceeding at a time when the person has not been made or threatened to be made a party to a proceeding.

20.       Expenses.  To the fullest extent permitted by applicable law, expenses (including attorneys’ fees and disbursements) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding, subject to recapture by the Company following a later determination that such Covered Person was not entitled to be indemnified hereunder.

21.       Tax Classification.  The Company shall be classified as a disregarded entity for U.S. federal, and where applicable, state and local, income tax purposes, and (a) all items of income, gain, loss, deduction and credit of the Company shall be reported as appropriate on the Member’s income tax returns, and (b) all provisions of this Agreement are to be construed as to preserve the Company’s classification as a disregarded entity.

22.       Amendment, Waiver, Etc.  This Agreement may not be amended or supplemented, and no waiver of or consent to departures from the provisions hereof shall be effective, unless set forth in a writing signed by the Member.

23.       Miscellaneous.  This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.  This Agreement shall be binding upon and inure to the benefit of the Member and its successors and permitted assigns.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.  Except as provided in Sections 17 through 20 with respect to the exculpation and indemnification of Covered Persons, nothing in this

Agreement shall confer any rights upon any person or entity other than the Member and his successors and permitted assigns.

24.       Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED UNDER, THE LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES), ALL RIGHTS AND REMEDIES BEING GOVERNED BY SUCH LAWS.

IN WITNESS WHEREOF, the undersigned Member of the Company, intending to be legally bound hereby, has duly executed this Agreement as of the date first above written.

ABBOTT LABORATORIES

By:	/s/ Karen M. Peterson
Name:	Karen M. Peterson
Title:	Vice President, Treasurer